Exhibit 10.3

AMENDED AND RESTATED

FUJITSU-AMD PATENT CROSS-LICENSE AGREEMENT

THIS AMENDED AND RESTATED FUJITSU-AMD PATENT CROSS-LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2005 (the “Amendment Date”), by and between Advanced Micro Devices, Inc., a Delaware corporation (“AMD”) and Fujitsu Limited, a Japanese corporation (“Fujitsu”). AMD and Fujitsu are hereinafter also referred to, collectively, as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of June 30, 2003 (the “Effective Date”), Fujitsu and AMD entered into that certain Fujitsu-AMD Patent Cross-License Agreement;

WHEREAS, the Parties hereby desire to Amend and Restate that Fujitsu-AMD Patent Cross-License Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, Fujitsu and AMD agree as follows:

AGREEMENT

1. DEFINITIONS; INTERPRETATION

1.1 Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

1.1.1 “AMD” has the meaning set forth in the first paragraph of this Agreement.

1.1.2 “AMD Licensed Patents” means all Patents that, as of the Effective Date or thereafter during the Term, are wholly owned by AMD, or as to which, and only to the extent and subject to the conditions under which, AMD has the right, as of the Effective Date or thereafter during the Term, to grant licenses or sublicenses without such grant resulting in the payment of royalties or other consideration to third parties (unless Fujitsu undertakes to pay directly or to reimburse AMD for any such royalties or other consideration, in which case such Patents shall be included within the AMD Licensed Patents), except for payments to a Subsidiary of AMD sublicensed hereunder or payments to Persons for inventions made by such Persons while employees or contractors of AMD or any Subsidiary of AMD sublicensed hereunder.

1.1.3 “Assignee” has the meaning set forth in Section 9.5.

1.1.4 “Assignee Licensed Patents,” with respect to an Assignee to which this Agreement is assigned pursuant to Section 9.5, means all Patents that, as of the effective date of such assignment or thereafter during the Term, are wholly owned by Assignee, or as to which, and only to the extent and subject to the conditions under which, Assignee has the right, as of the effective date of such assignment or thereafter during the Term, to grant licenses or sublicenses without such grant resulting in the payment of royalties or other consideration to third parties (unless the non-assigning Party undertakes to pay directly or to reimburse Assignee for any such royalties or other consideration, in which case such Patents shall be included within the Assignee Licensed Patents), except for payments to a Controlling Affiliate of Assignee or a Subsidiary of Assignee sublicensed hereunder or payments to Persons for inventions made by such Persons while employees or contractors of Assignee, a Controlling Affiliate of Assignee, or any Subsidiary of Assignee sublicensed hereunder.

1.1.5 “Auxiliary Part” means input/output means, supporting means, terminal members, conductors or equivalent interconnecting members, housing means, any environmental controlling means included within such housing means or unitary with such housing means and active and/or passive elements unitarily or separately combined with a Semiconductor Product and any other parts, primarily useable in or for manufacturing, assembling or packaging Semiconductor Products.

1.1.6 “Change of Control” shall be deemed to have occurred, with respect to a Person (which, for purposes of this Section 1.1.6 also includes the Semiconductor Group of either Party), when: (a) any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than fifty percent (50%) of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors of such Person, or in the case such Person is a non-corporate Person, equivalent interests; (b) such Person consolidates with or merges with or into any other Person, or any other Person merges into such Person, unless immediately after such consolidation or merger, the Persons that, prior to such consolidation or merger, owned the then-outstanding securities of such Person entitled to vote generally in elections of directors, or in the case such Person is a non-corporate Person, equivalent interests, own in the aggregate at least fifty percent (50%) of such securities or equivalent interests of the surviving entity; or (c) such Person sells or otherwise transfers all or substantially all of the assets or business of such Person.

1.1.7 “Control” (including “Controlled,” “Controlling” and other forms thereof), with respect to a Person, means beneficial ownership, directly or indirectly, of securities representing more than fifty percent (50%) of the power to elect such Person’s board of directors or other managing authority, or in the case of a non-corporate Person, equivalent interests.

1.1.8 “Controlling Affiliate” of a Person means any other Person that Controls such Person.

1.1.9 “Effective Date” has the meaning set forth in the recitals of this Agreement.

1.1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.1.11 “Fujitsu” has the meaning set forth in the first paragraph of this Agreement.

1.1.12 “Fujitsu Licensed Patents” means all Patents that, as of the Effective Date or thereafter during the Term, are wholly owned by Fujitsu, or as to which, and only to the extent and subject to the conditions under which, Fujitsu has the right, as of the Effective Date or thereafter during the Term, to grant licenses or sublicenses without such grant resulting in the payment of royalties or other consideration to third parties (unless AMD undertakes to pay directly or to reimburse Fujitsu for any such royalties or other consideration, in which case such Patents shall be included within the Fujitsu Licensed Patents), except for payments to a Subsidiary of Fujitsu sublicensed hereunder or payments to Persons for inventions made by such Persons while employees or contractors of Fujitsu or any Subsidiary of Fujitsu sublicensed hereunder.

1.1.13 “Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.1.14 “Licensed Patents” means, collectively, the AMD Licensed Patents, the Fujitsu Licensed Patents, and the Subsidiary Licensed Patents of each Subsidiary of a Party that, pursuant to Section 5.1, is granted sublicenses of the rights, licenses and immunities granted to such Party under Sections 2, 3 and 4.

1.1.15 “Licensed Product” means any of the items described in the following clauses (a) through (d) and/or parts thereof:

(a) Semiconductive Material;

(b) Auxiliary Part;

(c) Semiconductor Product; or

(d) Manufacturing Apparatus.

1.1.16 “Manufacturing Apparatus” means any instrumentality or aggregate of instrumentalities primarily designated for use in the making of any of the items set forth in clauses (a) through (c) of Section 1.1.15 and/or parts thereof.

1.1.17 “Non-Semiconductor Group,” with respect to a Party, means any of such Party’s internal groups or other organizations that is not the Semiconductor Group of such Party.

1.1.18 “Party” and “Parties” have the respective meanings set forth in the first paragraph of this Agreement.

1.1.19 “Patents” means all classes or types of patents (including design patents) and utility models of all countries of the world issued or issuing on patent or utility model applications entitled to an effective filing date that is on or before the end of the Term, and respective applications therefor, together with any divisions, continuations and continuations-in-part and reissues and results of re-examinations thereof.

1.1.20 “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

1.1.21 “Semiconductive Element” means an element consisting primarily of a body of Semiconductive Material having a plurality of electrodes associated therewith, whether or not said body consists of a single Semiconductive Material or of a multiplicity of such materials, whether or not said body has, therein and/or thereon, one or more junctions and whether or not said body includes one or more layers or other regions (constituting substantially less than the whole of said body) of a material or materials which are of a type other than Semiconductive Material, and if provided as a part thereof, said element includes passivating means thereof.

1.1.22 “Semiconductive Material” means any material whose conductivity is intermediate to that of metals and insulators at room temperature and whose conductivity increases with increasing temperature over some temperature range.

1.1.23 “Semiconductor Group,” with respect to a Party, means the internal group or other organization of such Party having as its primary activities the research and development and making of Semiconductor Products for, and selling of Semiconductor Products to, the semiconductor merchant market. The Fujitsu Semiconductor Group currently consists of (and is limited to) the Electronic Devices Group of Fujitsu. The AMD Semiconductor Group currently consists of AMD in its entirety.

1.1.24 “Semiconductor Product” means:

(a) a Semiconductive Element; or

(b) a Semiconductive Element and one or more films of conductive, semiconductive or insulating materials formed on a surface or surfaces of such Semiconductive Element, said film or films comprising one or more conductors, active or passive electrical circuit elements or any combination thereof;

(c) a unitary assembly consisting of one or more of the elements described in clauses (a) and/or (b) of this Section 1.1.24 having a fixed permanent physical relationship established therebetween; or

(d) a unitary assembly consisting primarily of (i) one or more of the elements described in clauses (a), (b) and/or (c) of this Section 1.1.24, and (ii) one or more film devices having a fixed permanent physical relationship established therebetween.

Semiconductor Product includes, if provided therewith as a part thereof, (A) Auxiliary Parts and (B) additional electrical circuits constituted thereby and integrally included therein, provided that such Auxiliary Parts and additional electrical circuits are incidental to the functionality of such Semiconductor Products.

1.1.25 “Spansion” means Spansion Inc., a Delaware corporation.

1.1.26 “Spansion Japan” means Spansion Japan Limited, a company organized under the laws of Japan, and a wholly-owned subsidiary of Spansion.

1.1.27 “Subsidiary” of a Party means any other Person that is Controlled by such Party, but such other Person shall be deemed to be a Subsidiary only so long as such Control exists. Notwithstanding the foregoing, the following entities shall not be deemed a Subsidiary of either Fujitsu or AMD: Spansion and all Subsidiaries of Spansion.

1.1.28 “Subsidiary Licensed Patents,” with respect to a Subsidiary of a Party that, pursuant to Section 5.1, is granted sublicenses of the rights, licenses and immunities granted to such Party under Sections 2, 3 and 4, means all Patents that, as of the date of sublicense or thereafter during the Term, are wholly owned by such Subsidiary, or as to which, and only to the extent and subject to the conditions under which, such Subsidiary has the right, as of the date of sublicense or thereafter during the Term, to grant licenses or sublicenses without such grant resulting in the payment of royalties or other consideration to third parties (unless the other Party undertakes to pay directly or to reimburse such Subsidiary for any such royalties or other consideration, in which case such Patents shall be included within the Subsidiary Licensed Patents), except for payments to such Party or any other Subsidiary of such Party sublicensed hereunder or payments to Persons for inventions made by such Persons while employees or contractors of such Subsidiary or any other Subsidiary of such Party sublicensed hereunder.

1.1.29 “Successor” has the meaning set forth in Section 9.5.

1.1.30 “Term” means the period commencing on the Effective Date and ending on the effective date of the termination of this Agreement pursuant to Section 8.

1.1.31 “Termination Agreement” means that certain Termination Agreement entered into as of June 30, 2003 by and among AMD, Fujitsu and Fujitsu AMD Semiconductor Limited (now Spansion Japan).

1.2 Interpretation.

1.2.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.” The words “make” and “have made” include the acts of developing, assembling, packaging and/or testing.

1.2.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2. MUTUAL RELEASE

2.1 Release by Fujitsu. Fujitsu hereby releases, acquits and forever discharges AMD hereunder from any and all claims or liability for infringement or alleged infringement of any Fujitsu Licensed Patent by performance of acts prior to the date on which such Patent becomes a Fujitsu Licensed Patent that, if performed on or after such date, would be acts licensed, sublicensed or immunized hereunder.

2.2 Release by AMD. AMD hereby releases, acquits and forever discharges Fujitsu hereunder from any and all claims or liability for infringement or alleged infringement of any AMD Licensed Patent by performance of acts prior to the date on which such Patent becomes an AMD Licensed Patent that, if performed on or after such date, would be acts licensed, sublicensed or immunized hereunder.

3. GRANTS OF LICENSE

3.1 Grant by Fujitsu. Subject to the terms and conditions of this Agreement, Fujitsu hereby grants to AMD a non-exclusive and non-transferable (except pursuant to Section 9.5) license under Fujitsu Licensed Patents:

3.1.1 to make, have made, use, sell, offer to sell, lease, import or otherwise dispose of Licensed Products (other than Manufacturing Apparatuses) anywhere in the world; and

3.1.2 to make, have made and use Manufacturing Apparatuses anywhere in the world, and to sell, offer to sell, lease, import or otherwise dispose of such Manufacturing Apparatuses anywhere in the world.

3.2 Grant by AMD. Subject to the terms and conditions of this Agreement, AMD hereby grants to Fujitsu a non-exclusive and non-transferable (except pursuant to Section 9.5) license under AMD Licensed Patents:

3.2.1 to make, have made, use, sell, offer to sell, lease, import or otherwise dispose of Licensed Products (other than Manufacturing Apparatuses) anywhere in the world; and

3.2.2 to make, have made and use Manufacturing Apparatuses anywhere in the world, and to sell, offer to sell, lease, import or otherwise dispose of such Manufacturing Apparatuses anywhere in the world.

3.3 Non-Semiconductor Groups.

3.3.1 Notwithstanding anything to the contrary in this Agreement, the rights, licenses and immunities granted by Fujitsu hereunder to AMD (and the definition of Fujitsu Licensed Patents included in such grant) shall exclude Licensed Patents of any Fujitsu Non-Semiconductor Group. No Fujitsu Non-Semiconductor Group may exercise the rights, licenses and immunities granted hereunder to Fujitsu for Licensed Products, except with respect to Licensed Products that are made by or for the Fujitsu Semiconductor Group or a Subsidiary sublicensed hereunder.

3.3.2 Notwithstanding anything to the contrary in this Agreement, the rights, licenses and immunities granted by AMD hereunder to Fujitsu (and the definition of AMD Licensed Patents included in such grant) shall exclude Licensed Patents of any AMD Non-Semiconductor Group. No AMD Non-Semiconductor Group may exercise the rights, licenses and immunities granted hereunder to AMD for Licensed Products, except with respect to Licensed Products that are made by or for the AMD Semiconductor Group or a Subsidiary sublicensed hereunder.

3.4 Full Consideration. Each Party agrees that it has given full consideration to the value of the Licensed Patents of the other Party (and its Subsidiaries, if applicable) and to the costs, benefits, burdens and uncertainties of assessing such value. Each Party further agrees that it has given full consideration to the possibility that one or more Licensed Patents of the other Party (and its Subsidiaries, if applicable) may be invalid or unenforceable. Based on the foregoing, the Parties have determined that neither Party shall pay any consideration to the other for the releases, the licenses and the immunities contained in this Agreement and that any change in the circumstances under which this Agreement is entered into (including a final determination as to the invalidity or unenforceability of a Patent) shall not affect such determination.

4. IMMUNITY FOR CUSTOMERS AND USERS

4.1 Grant of Immunity by Fujitsu. The licenses granted to AMD pursuant to Section 3 shall include immunity for (and Fujitsu hereby covenants not to sue) the resellers, distributors, users and other customers, direct or indirect, of AMD for Licensed Products made, imported, sold, offered for sale, leased or otherwise disposed of by or for or on behalf of AMD as set forth herein (whether such products are used, imported, sold, offered for sale, leased or otherwise disposed of alone or in combination with other products or services, although such immunity will not extend to any such combinations or parts of such other products or services other than the Licensed Products). With respect to products made by AMD on a foundry basis where a customer engages AMD as a foundry to make products for resale in the semiconductor merchant market by such customer based on designs, logic and/or specifications of such customer, the immunities granted to such customer pursuant to this Section 4 shall extend only to any AMD materials, information or technology supplied to such customer or incorporated in such products, or the process or method used to make such products. For purposes of clarification, the foregoing shall not affect in any way the licenses and immunities granted to AMD and its resellers, distributors, users and other customers (to the extent such other customers are not engaging AMD as a foundry as described above), direct or indirect, by this Agreement, including Sections 3 and 5 and this Section 4. The sale or other disposition to resellers, distributors, users and other customers, direct or indirect, of products by AMD does not convey any license or immunity, by implication, estoppel, or otherwise, to such resellers, distributors, users and other customers, direct or indirect, under Patent claims covering combinations of such products with other devices or elements.

4.2 Grant of Immunity by AMD. The licenses granted to Fujitsu pursuant to Section 3 shall include immunity for (and AMD hereby covenants not to sue) the resellers, distributors, users and other customers, direct or indirect, of Fujitsu for Licensed Products made, imported, sold, offered for sale, leased or otherwise disposed of by or for or on behalf of Fujitsu as set forth herein (whether such products are used, imported, sold, offered for sale, leased or otherwise disposed of alone or in combination with other products or services, although such immunity will not extend to any such combinations or parts of such other products or services other than the Licensed Products). With respect to products made by Fujitsu on a foundry basis where a customer engages Fujitsu as a foundry to make products for resale in the semiconductor merchant market by such customer based on designs, logic and/or specifications of such customer, the immunities granted to such customer pursuant to this Section 4 shall extend only to any Fujitsu materials, information or technology supplied to such customer or incorporated in such products, or the process or method used to make such products. For purposes of clarification, the foregoing shall not affect in any way the licenses and immunities granted to Fujitsu and its resellers, distributors, users and other customers (to the extent such other customers are not engaging Fujitsu as a foundry as described above), direct or indirect, by this Agreement, including Sections 3 and 5 and this Section 4. The sale or other disposition to resellers, distributors, users and other customers, direct or indirect, of products by Fujitsu does not convey any license or immunity, by implication, estoppel, or otherwise, to such resellers, distributors, users and other customers, direct or indirect, under Patent claims covering combinations of such products with other devices or elements.

5. EXTENSION OF LICENSE

5.1 Right of Parties. Each Party shall have the right to grant sublicenses of the rights, licenses and immunities granted to such Party under Sections 2, 3 and 4, to a Subsidiary of such Party that is subject to control by the Semiconductor Group, but subject to the condition that such Subsidiary grants a license to the other Party under its Subsidiary Licensed Patents, if any. Any such grant-back license shall otherwise be of a scope equivalent to that of Section 3.1 or 3.2, as applicable. For purposes of clarification, (a) except as set forth in Section 5.2, it is an option, and not an obligation, for a Subsidiary to grant back such a license, unless and until such Subsidiary elects to be granted a sublicense of such rights, licenses and immunities, and (b) even without obtaining such a sublicense, a Subsidiary of a Party (whether subject to control by the Semiconductor Group or a Non-Semiconductor Group) may exercise the rights, licenses and immunities granted hereunder to such Party solely for Licensed Products that are made by or for the Semiconductor Group of such Party or a Subsidiary of such Party sublicensed hereunder.

5.2 Semiconductor Group Subsidiaries. If requested by a Party, the other Party shall cause a Subsidiary actually controlled by the Semiconductor Group of such other Party to grant a license to such Party under Section 5.1, in which case such Subsidiary shall be deemed sublicensed pursuant to Section 5.1.

5.3 No Other Right. A Party shall not have the right to grant sublicenses of the Patents licensed hereunder except as provided in this Section.

6. WARRANTIES AND DISCLAIMERS

6.1 Warranties. Subject to Section 9.1, each Party represents and warrants to the other Party that it has the right, and will continue during the term of this Agreement to have the right, to grant to or for the benefit of the other Party the rights and licenses granted hereunder in accordance with the terms of this Agreement and such grant of rights and licenses does not, and will not during the term of this Agreement, conflict with the rights and obligations of such Party under any other license, agreement, contract or other undertaking.

6.2 Disclaimer. NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS), WITH RESPECT TO THIS AGREEMENT, ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

7. LIMITATION OF LIABILITY

TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. TERM AND TERMINATION

8.1 Term. This Agreement will be effective as of the Effective Date, and will continue in full force and effect until the tenth (10th) anniversary of the Effective Date, unless earlier terminated as set forth in this Section 8.

8.2 Termination for Change of Control. Either Party shall have the right to terminate this Agreement or any licenses surviving hereunder after termination of this Agreement, by giving thirty (30) days’ written notice of termination to the other Party, in the event such other Party (a) undergoes a Change of Control (including a Change of Control in connection with bankruptcy proceedings of such other Party) or (b) assigns this Agreement pursuant to the first sentence of Section 9.5 in connection with a Change of Control of such other Party’s Semiconductor Group, provided that the terminating Party must exercise such right no later than ninety (90) days after receiving notice of such Change of Control or assignment, as applicable.

8.3 Effect on Licenses.

8.3.1 Upon termination of this Agreement pursuant to Section 8.1, the rights, licenses and immunities granted by each Party and its Subsidiaries hereunder shall survive such termination and shall, and subject to Sections 8.2 and 8.3.2, continue until the expiration of the last to expire of the Licensed Patents.

8.3.2 Upon termination, pursuant to Section 8.2, of this Agreement or any licenses surviving hereunder after termination of this Agreement, the rights, licenses and immunities granted to each Party and its Subsidiaries hereunder shall terminate.

8.4 Continuing Liability. The termination of this Agreement for any reason shall not release either Party from any liability, obligation or agreement which has already accrued at the time of termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise, or which may arise out of or in connection with such termination.

8.5 Survival. The provisions of Sections 1, 2, 4 (with respect to Licensed Products made, imported, sold, offered for sale, leased or otherwise disposed of prior to termination of the Agreement), 7, 8.2, 8.3, 8.4, 8.5 and 9, and any other sections of this Agreement to the extent expressly provided herein, shall survive any termination of this Agreement.

9. MISCELLANEOUS

9.1 Limitation. Nothing contained in this Agreement shall be construed as:

9.1.1 a warranty or representation by either Party or its Subsidiaries sublicensed hereunder as to the validity, enforceability or scope of any Licensed Patents; or

9.1.2 conferring upon either Party or its Subsidiaries sublicensed hereunder any license, right or privilege under any patents, utility models or design patents except the licenses, rights and privileges expressly granted hereunder; or

9.1.3 a warranty or representation that any acts licensed or sublicensed hereunder will be free from infringement of patents, utility models, design patents, copyrights, mask work rights or trade secrets other than those Patents under which licenses, rights and privileges have been expressly granted hereunder; or

9.1.4 an obligation of either Party or its Subsidiaries to file or maintain any patent application, secure any patent or maintain any patent in force; or

9.1.5 an arrangement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement;

9.1.6 conferring any right to use in advertising, publicly or otherwise, any trademark, service mark, trade name or their equivalent, or any contraction, abbreviation or simulation thereof, of either Party or its Subsidiaries sublicensed hereunder; or

9.1.7 derogating from or otherwise affecting AMD’s or Fujitsu’s non-competition obligations in Sections 2 and 3 of that certain Amended and Restated Non-Competition Agreement entered into as of December 21, 2005 by and among Spansion, AMD, AMD Investments, Inc., and Fujitsu, for so long as such obligations remain in effect.

9.2 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

9.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

9.3.1 Dispute Resolution. The parties hereby agree that claims, disputes, or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance, or breach of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Schedule A.

9.4 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

9.5 Successors and Assigns. Subject to and without limitation of Section 8.2 or 8.3.2, if a Party or a Party’s Semiconductor Group undergoes a Change of Control with any other Person (“Successor”), such Party shall have the right (with written notice to the other Party, but without the need to obtain the consent of the other Party) to assign this Agreement, together with all of its rights and obligations hereunder, to Successor or any Controlling Affiliate of Successor; provided that such Party’s right to make such assignment is contingent and conditioned upon the non-assigning Party being accorded the right to terminate this Agreement following such Change of Control or assignment in accordance with the terms of Section 8.2; and provided further that the Person receiving such assignment (i.e., either Successor or a Controlling Affiliate of Successor, as the case may be) (“Assignee”) assumes all of the assigning Party’s obligations under this Agreement, including the obligation to grant, under all Licensed Patents of the assigning Party and its Subsidiaries licensed as of the effective date of such assignment and under all Assignee Licensed Patents (subject to Section 3.3), the rights, licenses and immunities granted to the non-assigning Party and its Subsidiaries under Sections 2, 3 and 4. In addition, each Party shall have the right (with written notice to the other Party, but without the need to obtain the consent of the other Party) to assign this Agreement, together with all of its rights and obligations hereunder, to a Subsidiary of such Party to which such Party transfers all or substantially all of the assets or business of its Semiconductor Group (for purposes of clarification, such transfer shall not be deemed a Change of Control of such Party or its Semiconductor Group). Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by a Party without the prior written consent of the other Party. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by either Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign its rights under any of its Licensed Patents unless such assignment is made subject to the terms of this Agreement.

9.6 Entire Agreement; Amendment. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter, including the Technology Cross-License Agreement between AMD and Fujitsu, dated March 26, 1993; provided, however, that the rights, licenses and immunities granted to the Parties in such prior agreements shall survive the execution of this Agreement to the extent set forth in, and in accordance with the terms of, the Termination Agreement (including Section 3.6 thereof). This Agreement may not be altered or amended except by a written instrument signed by authorized legal representatives of both Parties. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or in any other agreement between the Parties.

9.7 Notices and Other Communications. All notices required or permitted under this Agreement shall refer to this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to Fujitsu:

Fujitsu Limited

Akiruno Technology Center

50 Fuchigami, Akiruno

Tokyo 197-0833

Japan

Attn: General Manager

Intellectual Property & Technical Standards Division

Electronic Devices Group

Telephone: +81-42-532-1375

Facsimile: +81-42-532-2405

With a copy to (which shall not constitute notice):

Fujitsu Limited

1-1, Kamikodanaka 4-chome

Kawasaki 211-8588

Japan

Attn: General Manager, Industry Relations Division

Telephone: +81-44-754-8641

Facsimile: +81-44-754-8505

If to AMD:

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94086

U.S.A.

Attn: General Counsel

Telephone: +1 (408) 749-2202

Facsimile: +1 (408) 774-7399

With a copy to (which shall not constitute notice):

Advanced Micro Devices, Inc.

5204 East Ben White Boulevard

Mail Stop 563

Austin, Texas 78741 Attn: Vice President, Intellectual Property

Telephone: +1 (512) 602-0148

Facsimile: +1 (512) 602-4932

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 9.7.

9.8 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

9.9 Severability. If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

9.10 Construction. This Agreement shall be deemed to have been drafted by both Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

9.11 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

9.12 Confidentiality of Terms. Neither Party shall disclose the terms of this Agreement to any third parties, except that either Party may disclose to third parties the existence of this Agreement and may disclose the terms of this Agreement to the extent reasonably necessary, in confidence, to its legal counsel, accountants, and banks and their advisors, and to its present or future financing sources for, potential investors in, and potential successors to, all or any portion of the assets or business of such Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

ADVANCED MICRO DEVICES, INC.		FUJITSU LIMITED

By:	/s/ Hollis M. O’Brien	By:	/s/ Hiroaki Hurokawa
Name:	Hollis M. O’Brien	Name:	Hiroaki Hurokawa
Title:	Corporate Vice President and Secretary	Title:	President